CHAZAK VALUE CORP.	75 Rockefeller Plaza, 16th Fl. New York, NY 10010 212 265-7013
Press Release

Contact: Joseph E. Sarachek Phone: (212) 365-8792	FOR IMMEDIATE RELEASE 9 A.M. EDT, January 30, 2008

PUBLICARD EMERGES FROM BANKRUPTCY AS CHAZAK VALUE CORP. AND WILL FOCUS ON ACQUISITION OF PRIVATELY HELD BUSINESSES SEEKING TO RESTRUCTURE OR WITH SUCCESSION ISSUES

NEW YORK, NEW YORK, JANUARY 30, 2008: On January 30, 2008, the United States Bankruptcy Court for the Southern District of New York (the “Court”) confirmed the First Amended Plan of Reorganization (the “Plan”) of PubliCARD, Inc. (CARD.PK) (“PubliCARD”, the “Debtor” or the “Company” ) (In re: PubliCARD, Inc., Case No. 07-11517) which will now be known as Chazak Value Corp. (the “Reorganized Debtor” or “Chazak”) The new company will focus on building its existing smart card business as well as acquiring privately held businesses in the $10-100 million revenue range that are seeking to restructure or that have succession issues.

Under the Plan, The 500 Group, LLC, an entity currently controlled by PubliCARD’s Chief Executive Officer, Joseph E. Sarachek, is receiving 90% of the Reorganized Debtor’s common stock. Under the Plan, all outstanding shares of PubliCARD common stock and preferred stock were cancelled. Former holders of PubliCARD’s common will receive an aggregate of 5% of the Reorganized Debtor’s common stock (256,676 shares) and former holders of PubliCARD’s preferred stock will also receive an aggregate of 5% of the Reorganized Debtor’s common stock (256,676 shares).

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PUBLICARD CONFIRMS CHAPTER 11 PLAN

Proceeds of The 500 Group’s contribution will be used to fund the Reorganized Debtor, to pay allowed administrative expenses, allowed priority claims, and pay allowed general unsecured claims. Holders of general unsecured claims will receive an approximate 17% recovery.

Under PubliCARD’s Plan, the new company Chazak Value Corp. will issue 5,133,352 shares of common stock, including the shares being issued to The 500 Group. All existing holders of PubliCARD common stock with more than 100 shares will receive a distribution.

NEW BOARD WITH CONSIDERABLE RESTRUCTURING EXPERIENCE

A new Board of Directors for Chazak has been installed consisting of investment professionals with considerable restructuring and investment management expertise. In addition to Joseph Sarachek, who is Managing Director of Triax Capital Advisors, a restructuring and turnaround advisory firm, the Board consists of Roger Ehrenberg, former CEO of DB Advisors, the $6 billion, 130-person global investment platform of Deutsche Bank; Jonathan Lewis, a professional investment manager focused on value-related investments; Charles Fisch, a private investor and manager, specializing in New York real estate; and David Marcus who manages the Marcap Investors, a long-term investment company that invests in European equities.

Joseph Sarachek, the Chairman and Chief Executive Officer of Chazak stated “given the current market conditions, it is a favorable time to look for acquisitions of small privately-held cash flow positive companies with management teams in place.”

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